Exhibit 99.1

NovaMed Receives Nasdaq Notice Regarding Delayed Filing of Form 10-K

CHICAGO (April 13, 2006) - NovaMed, Inc. (Nasdaq: NOVA) announced today that it received a Nasdaq Staff Determination on April 12, 2006 indicating that NovaMed fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) because NovaMed has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”). As a result, NovaMed’s common stock is subject to delisting from the Nasdaq National Market. NovaMed intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Staff’s determination. Pending a decision by the Panel, NovaMed’s common stock will remain listed on the Nasdaq National Market. There can be no assurance that the Panel will grant NovaMed’s request for continued listing.

As previously disclosed, the delay in filing of NovaMed’s 2005 Form 10-K will allow for the completion and audit of certain restatement adjustments to previously filed financial statements. NovaMed and its Audit Committee are working diligently to finalize and file the 2005 Form 10-K as soon as possible.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has ownership interests in 29 surgery centers located in 16 states. NovaMed’s executive offices are located in Chicago, Illinois.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties include delays and uncertainties that may be encountered in connection with the restatement adjustments and final reviews and audits of such restatement adjustments by NovaMed and its auditors.  Readers are encouraged to review a discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com